PUBLIC STORAGE, INC.
                         EXHIBIT 11 - EARNINGS PER SHARE

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

                                                                                  For the Year Ended December 31,
                                                                        -----------------------------------------------------
                                                                             2006               2005               2004
                                                                        ---------------    --------------     ---------------
                                                                          (Amounts in thousands, except per share data)
Earnings Per Share:

Net income.......................................................        $   314,026         $   456,393        $   366,213

Less: Cumulative Preferred Stock Dividends:
   9.50% Cumulative Preferred Stock, Series D....................                  -                   -             (2,131)
   10.00% Cumulative Preferred Stock, Series E...................                  -                (457)            (5,488)
   9.75% Cumulative Preferred Stock, Series F....................                  -              (1,884)            (5,606)
   8.25% Cumulative Preferred Stock, Series K....................                  -                   -               (501)
   8.25% Cumulative Preferred Stock, Series L....................                  -                   -             (1,818)
   8.75% Cumulative Preferred Stock, Series M....................                  -                   -             (3,089)
   8.60% Cumulative Preferred Stock, Series Q....................               (742)            (14,835)           (14,835)
   8.00% Cumulative Preferred Stock, Series R....................            (30,255)            (40,800)           (40,800)
   7.875% Cumulative Preferred Stock, Series S...................             (9,437)            (11,320)           (11,320)
   7.625% Cumulative Preferred Stock, Series T...................            (11,601)            (11,601)           (11,601)
   7.625% Cumulative Preferred Stock, Series U...................            (11,438)            (11,438)           (11,438)
   7.50% Cumulative Preferred Stock, Series V....................            (12,938)            (12,938)           (12,938)
   6.50% Cumulative Preferred Stock, Series W....................             (8,612)             (8,612)            (8,612)
   6.45% Cumulative Preferred Stock, Series X....................             (7,740)             (7,740)            (7,740)
   6.850% Cumulative Preferred Stock, Series Y...................             (2,740)             (2,740)            (2,732)
   6.250% Cumulative Preferred Stock, Series Z...................             (7,031)             (7,031)            (5,801)
   6.125% Cumulative Preferred Stock, Series A...................             (7,044)             (7,044)            (5,302)
   7.125% Cumulative Preferred Stock, Series B...................             (7,748)             (7,748)            (3,896)
   6.600% Cumulative Preferred Stock, Series C...................             (7,590)             (7,590)            (2,277)
   6.180% Cumulative Preferred Stock, Series D...................             (8,344)             (6,976)                 -
   6.750% Cumulative Preferred Stock, Series E...................             (9,536)             (6,463)                 -
   6.450% Cumulative Preferred Stock, Series F...................            (16,124)             (5,430)                 -
   7.000% Cumulative Preferred Stock, Series G...................             (7,000)               (370)                 -
   6.950% Cumulative Preferred Stock, Series H...................             (6,945)                  -                  -
   7.250% Cumulative Preferred Stock, Series I...................            (24,908)                  -                  -
   7.250% Cumulative Preferred Stock, Series K...................            (13,340)                  -                  -
   6.750% Cumulative Preferred Stock, Series L...................             (3,105)                  -                  -
                                                                        ---------------    --------------     ---------------
Total preferred dividends........................................           (214,218)           (173,017)          (157,925)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (application of EITF Topic D-42)           (31,493)             (7,538)            (8,724)
                                                                        ---------------    --------------     ---------------
Total net income allocated to preferred shareholders.............         $ (245,711)         $ (180,555)        $ (166,649)
                                                                        ===============    ==============     ===============
Total net income allocable to common shareholders................         $   68,315          $  275,838         $  199,564
                                                                        ===============    ==============     ===============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity Stock,
       Series A..................................................         $   21,424          $   21,443         $   21,501
      Net income allocable to shareholders of common stock.......             46,891             254,395            178,063
                                                                        ---------------    --------------     ---------------
                                                                          $   68,315          $  275,838         $  199,564
                                                                        ===============    ==============     ===============
Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding..............            142,760             128,159            127,836
   Net effect of dilutive stock options - based on treasury stock
     method using average market price...........................                955                 660                845
                                                                        ---------------    --------------     ---------------
   Diluted weighted average common shares outstanding............            143,715             128,819            128,681
                                                                        ===============    ==============     ===============
Basic earnings per common and common equivalent share (a)........        $      0.33         $      1.98        $      1.39
                                                                        ===============    ==============     ===============
Diluted earnings per common and common equivalent share (a)......        $      0.33         $      1.97        $      1.38
                                                                        ===============    ==============     ===============

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(a)  See Note 2 to the Company's  consolidated  financial  statements  regarding
     "Net Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.


Note- There were no securities outstanding which would have had an anti-dilutive effect upon earnings per common share in each of the three years ended December 31, 2006.

                                   Exhibit 11